UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2013

SMITHFIELD FOODS, INC.

Virginia	1-15321	52-0845861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Commerce Street Smithfield, Virginia		23430
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (757) 365-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Increased Commitment under ABL Credit Facility

On January 31, 2013, Smithfield Foods, Inc. (the “Company”) partially exercised the accordion feature of its Second Amended and Restated Credit Agreement, dated June 9, 2011, among the Company, certain subsidiaries of the Company from time to time party thereto, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland”, New York Branch, as administrative agent (the “Agent”), and the lenders from time to time party thereto (the “ABL Credit Facility”), pursuant to an Increased Commitment Supplement, dated January 31, 2013 (the “Increased Commitment Supplement”), among the Company, certain new and existing lenders party thereto and the Agent.

The Commitment Increase Supplement increased the total revolving commitments under the ABL Credit Facility by $100 million, from a total of $925 million to a total of $1.025 billion. All other terms and conditions of the ABL Credit Facility remain unchanged, including the limitation on the actual amount of credit that is available from time to time under the ABL Credit Facility as a result of borrowing base valuations of the Company’s inventory, accounts receivable and certain cash balances.

The Company has the right to further exercise the accordion feature and increase its total revolving commitment by an additional aggregate amount not to exceed $200 million, to the extent that any one or more new or existing lenders commit to being a lender for the additional amount and certain other customary conditions are met.

A copy of the Increased Commitment Supplement will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended January 27, 2013. The above description is a summary of the Increased Commitment Supplement and is qualified in its entirety by the complete text of the Increased Commitment Supplement.

Term Loan Agreement

On February 4, 2013, the Company entered into a Term Loan Agreement (the “Term Loan Agreement”) with Bank of America, N.A., as lender (the “Lender”), which provides for an unsecured term loan of $200 million with a scheduled maturity date of February 4, 2014 (the “Term Loan”).

The Term Loan bears interest at a rate of LIBOR plus 3.25% per annum or, at the election of the Company, a base rate plus 2.25% per annum. In addition, the Company may elect to prepay the Term Loan at any time, subject to the payment of a prepayment premium of 1% applicable to prepayments made at any time during the first eight months of the term of the Term Loan.

The Term Loan Agreement contains various restrictive covenants substantially similar to those contained in the ABL Credit Facility, including with respect to liens, indebtedness, investments and acquisitions, capital expenditures, distributions, mergers and asset sales, in each case, subject to certain qualifications and exceptions. In addition, the Term Loan Agreement contains financial covenants that are also substantially similar to those contained in the ABL Credit Facility requiring the Company to maintain a total consolidated leverage ratio (ratio of consolidated funded debt to capitalization) of, subject to certain exceptions, not more than 0.50 to 1.0 and a minimum interest coverage ratio (ratio of consolidated EBITDA to consolidated interest expense) of not less than 2.50 to 1.0.

The Term Loan Agreement includes customary events of default, the occurrence of which, following any applicable cure period, would permit the Lender to, among other things, declare the principal, accrued interest and other obligations of the Company under the Term Loan Agreement to be immediately due and payable.

A copy of the Term Loan Agreement will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended January 27, 2013. The above description is a summary of the Term Loan Agreement and is qualified in its entirety by the complete text of the Term Loan Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K is hereby incorporated into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITHFIELD FOODS, INC.

Date: February 5, 2013	/s/ Michael H. Cole
Michael H. Cole
Vice President, Chief Legal Officer and Secretary